Exhibit 5

FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
TELEPHONE  612.766.7000
FACSIMILE  612.766.1600
www.faegre.com

May 5, 2008

Gander Mountain Company
4567 American Boulevard West
Minneapolis, Minnesota 55437

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of 9,769,052 shares of common stock, par value $.01 per share (the “Shares”), of Gander Mountain Company, a Minnesota corporation (the “Company”), proposed to be sold by certain selling shareholders of the Company, we have examined such corporate records and other documents, including (i) the Registration Statement on Form S-3, dated the date hereof, relating to such Shares that was filed with the Securities and Exchange Commission (the “Registration Statement”), (ii) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation and (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling shareholders and officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares proposed to be sold by the selling shareholders named in the Registration Statement are legally and validly issued and fully paid and non-assessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of Securities” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,
FAEGRE & BENSON LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns

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